Exhibit 10.6

FREEPORT-McMoRan COPPER & GOLD INC.
DIRECTOR COMPENSATION
(as of May 4, 2011)

Cash Compensation

Each non-management director of Freeport-McMoRan Copper & Gold Inc. receives an annual fee of $75,000.  Committee chairs receive an additional annual fee as follows:  Audit Committee, $25,000; Corporate Personnel Committee, $20,000; and all other committees, $15,000.  Each committee member, excluding the chair of each committee, receives an additional annual fee as follows:  Audit Committee members, $12,500; Corporate Personnel Committee members, $10,000; and members of other committees, $7,500.

Each non-management director also receives a fee of $3,000 for attending each board meeting and each committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

Equity-Based Compensation; Deferrals

Non-management directors receive equity-based compensation under our Amended and Restated 2006 Stock Incentive Plan, which was approved by our stockholders.  The Nominating and Corporate Governance Committee is authorized to make an annual grant of options to acquire shares of our common stock and restricted stock units to each non-management director.  The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date.  The restricted stock units also vest ratably over the first four anniversaries of the grant date.  Each restricted stock unit entitles the director to receive one share of our common stock upon vesting.  Dividend equivalents are accrued on the restricted stock units on the same basis as dividends are paid on our common stock and include market rate interest.  The dividend equivalents are only paid upon vesting of the restricted stock units.

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date.  Non-management directors may also elect to defer all or a portion of their annual fee and meeting fees, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant.

Matching Gifts Program

Our foundation administers a matching gifts program that is available to our directors, officers, employees, full-time consultants and certain retirees.  Under the program, the foundation will match a participant’s gifts to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations.  The foundation provides the gifts directly to the institution.  For directors, the foundation double matches the first $1,000 of donations per year per eligible institution.  Donations above $1,000 are single matched.  The annual amount of our matching gifts for any director may not exceed $40,000.

Retirement Plan for Current Non-Management Directors

We have a retirement plan for the benefit of our current non-management directors who reach age 65.  In April 2008, the Board amended the plan to freeze the maximum annual benefit at $40,000, except as provided below, and to terminate the plan for future directors.  Thus, under the retirement plan, an eligible director will be entitled to an annual benefit equal to a minimum of $20,000 and a maximum of $40,000, depending on the number of years the retiree served as a non-management director for us or our predecessors.  The benefit is payable from the date of retirement until the retiree’s death.  Each eligible director who was also a director of Freeport-McMoRan Inc., our former parent, and who did not retire from that board of directors, will receive upon retirement from our board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death.  This additional benefit is not subject to the $40,000 maximum annual benefit described above.